Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL MEDICAL REIT INC. ANNOUNCES ELECTION OF LORI WITTMAN TO ITS BOARD OF DIRECTORS

Bethesda, MD – June 4, 2018 – Global Medical REIT Inc. (NYSE: GMRE) (the “Company”), a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to strong clinical operators with leading market share, today announces the election of Lori Wittman to the Company’s Board of Directors (the “Board”), effective as of May 30, 2018. Ms. Wittman will serve as the Chairperson of the Audit Committee and will also serve as a member on the Compensation Committee. Ms. Wittman replaces Mr. Kurt Harrington following the Board’s decision to not re-nominate him due to personal scheduling conflicts in 2018 which would have negatively impacted his ability to participate in Board and committee activities.

Ms. Wittman has over 35 years of real estate experience and since September 2017 has served as the Chief Financial Officer and as a member of the Board of Directors of Big Rock Partners Acquisition Corp. Prior to that, from 2015 to 2017, Ms. Wittman was the Chief Financial Officer of Care Capital Properties, Inc. (NYSE: CCP) (“Care Capital”), a public healthcare REIT with a diversified portfolio of triple-net leased properties focused on the post-acute sector, which merged with Sabra Healthcare REIT, Inc. in 2017. While at Care Capital, Ms. Wittman was responsible for all accounting, reporting, internal control, tax, capital markets, investor relations and marketing activities. Prior to Care Capital, Ms. Wittman was Senior Vice President of Capital Markets and Investor Relations at Ventas, Inc. (“Ventas”), a REIT with a diverse portfolio of more than 1,600 assets consisting of senior housing communities, medical office buildings, skilled nursing facilities, hospitals and other properties. While at Ventas, Ms. Wittman oversaw all capital markets, investor relations and marketing activities and was responsible for Ventas’ corporate analyst team. Prior to her time at Ventas, Ms. Wittman served in a number of finance, accounting and capital markets-related roles at various companies, including General Growth Properties, Big Rock Partners, LLC and Heitman Financial. She has been a member of the Board of Directors of IMH Financial Corporation (“IMH”), a real estate investment and finance company, since July 2014, and currently serves as a member of the Audit Committee and as Chairperson of the Compensation Committee of IMH.

Jeff Busch, the Company’s Chairman of the Board and Chief Executive Officer, commented, “I want to first thank Kurt for his valuable contributions to the growth of our Company through his service on our Board and wish him well in his travels. As we move forward, we are thrilled to have someone of Lori’s caliber join our Board. She has tremendous experience in the public REIT sector highlighted by her extensive financial and capital markets work. At Global Medical, we view our Board as a key source of value and the election of Lori to this group will only serve to increase that value. On behalf of the management team and the other directors, I welcome Lori to our team.”

About Global Medical REIT Inc.

Global Medical REIT Inc. is a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to strong clinical operators with leading market share. The Company’s management team has significant healthcare, real estate and public real estate investment trust, or REIT, experience and has long-established relationships with a wide range of healthcare providers. The Company elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2016.

COMPANY CONTACT:		INVESTOR RELATIONS:
-OR-
Global Medical REIT Inc.		The Equity Group Inc.
Danica Holley		Jeremy Hellman
Chief Operating Officer		Senior Associate
(202) 524-6854 / danicah@globalmedicalreit.com		(212) 836-9626 / jhellman@equityny.com

Adam Prior
Senior Vice-President
(212) 836-9606 / aprior@equityny.com